UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 2, 2015

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	001-36613	34-1585111
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street Middlefield, Ohio	44062
(address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (440) 632-1666 not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01:	Other Events

On October 2, 2015 Middlefield Banc Corp. and Eric D. Hovde entered into an agreement for the repurchase by Middlefield Banc Corp. of the 196,635 shares of Middlefield Banc Corp. common stock held by Mr. Hovde. Those shares constitute approximately 9.5% of the outstanding common stock, making Mr. Hovde the single largest holder of our stock. The purchase price agreed to is $34.50 in cash. With funds borrowed under existing lines of credit and under an additional line of credit from an unaffiliated local bank, Middlefield Banc Corp. completed the repurchase on Monday, October 5, 2015.

Mr. Hovde acquired the shares in April of 2012 under the terms of an August 15, 2011 Stock Purchase Agreement, as amended, between Middlefield Banc Corp. and Mr. Hovde’s affiliate, Bank Opportunity Fund LLC. The Stock Purchase Agreement and the associated Amended and Restated Purchaser’s Rights and Voting Agreement, also as amended, grant to Mr. Hovde the right to designate one director to serve on the board of directors of Middlefield Banc Corp. and on the board of directors of our subsidiary bank. The Stock Purchase Agreement and amendments one through six are included as Exhibits 10.26 through 10.26.7 of Middlefield Banc Corp.’s Form 10-K Annual Report for the year ended December 31, 2014. The Amended and Restated Purchaser’s Rights and Voting Agreement is included as Exhibit 10.28, and the August 23, 2012 amendment is included as Exhibit 10.28.1, of the Form 10-K. Middlefield Banc Corp. and Mr. Hovde have agreed that, effective upon completion of the repurchase of Mr. Hovde’s shares, the Stock Purchase Agreement and the Purchaser’s Rights and Voting Agreement are terminated.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: October 6, 2015	/s/ James R. Heslop, II
Executive Vice President and Chief Operating Officer